Exhibit 99.1

Turn Therapeutics Announces Corporate and Pipeline Updates and 2026 Outlook Ahead of the 44th Annual J.P. Morgan Healthcare Conference

●	Phase 2 trial of GX-03 for moderate-severe atopic dermatitis on track to complete both interim analysis and topline data in first half of 2026

●	Appointment of Martin Dewhurst, a 30+ years McKinsey & Company M&A veteran, strengthens Company board of directors

●	Expansion of intranasal vaccine pipeline to include intranasal Influenza candidate that may stimulate systemic immunity via targeted intranasal exposure without adjuvants or potentially harmful additives

●	Progress on commercial partnerships with expected revenue generation in 2026 in advanced wound care market

LOS ANGELES, CA – January 12, 2026 — Turn Therapeutics, Inc. (Nasdaq: TTRX), a clinical-stage biotechnology company developing targeted inflammatory and immunological therapies for dermatologic and infectious diseases, today announced corporate, financial, and pipeline updates in advance of its participation at the 2026 J.P. Morgan Healthcare Conference, taking place January 12–15, 2026, in San Francisco. Throughout the conference, Turn Therapeutics will participate in investor and partner meetings to discuss the Company’s clinical progress, expanding pipeline, capital position, and anticipated 2026 milestones.

“As we enter 2026, Turn Therapeutics is well positioned with a strengthened balance sheet, advancing clinical programs, a commercial partnership approaching launch, and a broadened pipeline,” said Bradley Burnam, Chief Executive Officer of Turn Therapeutics. “We believe 2026 is a pivotal year for the Company as we approach meaningful clinical readouts and prepare for commercial execution.”

Clinical Progress

The Company’s lead clinical trial, a phase 2 RCT of GX-03 for moderate-severe atopic dermatitis, remains on track. Both interim and topline data are expected in the first half of 2026. Enrollment is continuing as per expectation, supporting trial timelines and statistical objectives.

Corporate And Governance Updates

Martin Dewhurst has been appointed to the Company’s Board of Directors. Mr. Dewhurst brings more than 30 years of experience in life sciences, mergers and acquisitions, and corporate strategy. His background in strategic planning and operational leadership is expected to provide guidance as the Company advances its clinical development programs and commercial initiatives.

The Company has also engaged Damouni Group to advance corporate strategy, capital markets positioning, and long-term value creation initiatives along with a corporate communications refresh of its website and investor materials. These efforts emphasize the Company’s late-stage clinical asset, GX-03, a first-in-class IL-36/IL-31 pathway inhibitor currently being studied in humans for use in moderate-severe atopic dermatitis. The updated materials enhance clarity and consistency across investor, partner, and stakeholder communications.

Vaccine Pipeline Expansion

Turn Therapeutics has expanded its vaccine pipeline to include an influenza vaccine candidate, leveraging the Company’s proprietary delivery technology to potentially provide a thermostable intranasal influenza vaccine capable of being rapidly deployed and administered in pandemics. The Company intends to target intranasal epithelial receptors with the viscous, oil-based candidate to stimulate systemic immunity at a primary site of exposure without adjuvants and/or potentially harmful additives. In-vivo and in-vitro studies are expected to commence in the first quarter of 2026, representing an expansion of Turn Therapeutic’s addressable market and growth opportunities.

Commercial And Strategic Partnership

The Company’s strategic partnership with Medline is expected to generate near-term, 2026 revenue and expand Turn Therapeutic’s market presence in wound care.

Financial Position and Capital Strategy

The Company utilized its existing share purchase agreement to strengthen its balance sheet during the quarter. Combined with existing cash reserves, these proceeds extend the Company's operational runway into late 2026, supporting continued execution of its clinical and strategic objectives.

About Turn Therapeutics

Turn Therapeutics is a clinical-stage biotechnology company developing innovative therapies for dermatologic, infectious diseases, and advanced wound care. The Company’s proprietary platforms include GX-03 for inflammatory skin conditions and PermaFusion® for advanced wound care applications. For more information, visit www.turntherapeutics.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Turn Therapeutics current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict, including risks related to the success of development programs, and the Company’s ability to execute its strategic plan. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Turn Therapeutics in general, see the risk disclosures in the Company’s filings with the SEC. All such forward-looking statements speak only as of the date they are made, and Turn Therapeutics undertakes no obligation to update or revise these statements, whether as a result of new information, future events, or otherwise.

Media & Investor Relations Contact:

Sasha Damouni

Corporate Communications

pr@turntherapeutics.com